UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 15, 2016

Plains GP Holdings, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-36132	90-1005472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 646-4100

(Former name or former address, if changed since last report):  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously disclosed, Plains GP Holdings, L.P. (“PAGP”), a Delaware limited partnership, PAA GP Holdings LLC, a Delaware limited liability company and PAGP’s general partner (“PAGP GP”), Plains AAP, L.P., a Delaware limited partnership (“AAP”), Plains All American GP LLC, a Delaware limited liability company and the general partner of AAP (“GP LLC”), Plains All American Pipeline, L.P., a Delaware limited partnership (“PAA”), and PAA GP LLC, a Delaware limited liability company and the general partner of PAA (“PAA GP,” and together with PAA, GP LLC, AAP, PAGP and PAGP GP, the “Plains Entities”) entered in to a Simplification Agreement, dated July 11, 2016 (the “Simplification Agreement”). The transactions contemplated by the Simplification Agreement (the “Simplification Transactions”) were subject to several closing conditions, all of which were satisfied.  As a result, the Simplification Transactions closed on November 15, 2016 (the “Closing”).  This Form 8-K is a continuation of the Form 8-K filed by PAGP on November 21, 2016 that describes the various Simplification Transactions and transaction documents related thereto that were entered into in connection with the Closing.

Item 8.01                   Other Events

In connection with the Closing, PAGP effected a reverse split of its Class A and Class B shares, in each case, at a ratio of approximately 1-for-2.663. Accordingly, the PAGP Class A shares began trading on a split-adjusted basis on the New York Stock Exchange at the opening of trading on November 16, 2016.  As a result of the reverse share split, the number of issued and outstanding Class A shares was reduced from approximately 268 million to approximately 101 million, and the number of issued and outstanding Class B shares was reduced from approximately 374 million to approximately 140 million.  In addition, approximately 4 million split adjusted Class A shares are effectively reserved for issuance in connection with exchanges of outstanding securities that are or will be exchangeable for Class A shares in the future.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS GP HOLDINGS, L.P.

	By:	PAA GP HOLDINGS LLC, its general partner

	By:	/s/ Richard McGee
	Name:	Richard McGee
	Title:	Executive Vice President

Date: November 21, 2016

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